Registration No. 333-135514

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM SB-2

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EXPEDITION LEASING, INC.

(Name of small business issuer in its charter)

Florida	7350	20-1112910
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1900 Land O’ Lakes Blvd., Suite 105

Lutz, Florida 33549

(813) 833-7525 Fax (813) 885-5911

(Address and telephone number of principal executive offices and principal place of business)

Jerry Keller

Expedition Leasing, Inc.

23110 SR 54, #346

Lutz, Florida, 33549

(813) 833-7525 • Fax (813) 885-5911

(Name, address and telephone number of agent for service)

Copies to:

John N. Giordano, Esq.

Bush Ross, P.A.

220 S. Franklin Street

Tampa, Florida 33602

(813) 224-9255 Fax (813) 223-9620

Approximate date of commencement of proposed sale to the public: Not applicable.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

This Post-Effective Amendment No. 1 to Form SB-2 shall become effective in accordance with Section 8(c) of the Securities Act of 1933, as amended, on such date as the Securities and Exchange Commission, acting pursuant to Section 8(c), may determine.

EXPEDITION LEASING, INC.

DEREGISTRATION OF SECURITIES

A Registration Statement on Form SB-2 (Registration No. 333-135514), as amended (the “Registration Statement”), was filed by Expedition Leasing, Inc. (the “Company”) and was declared effective by the Securities and Exchange Commission on December 13, 2006. The Registration Statement registered 5,229,800 shares of the Company’s common stock, owed by approximately 41 selling shareholders. These 5,229,800 shares of the Company’s common stock were registered to be sold by selling shareholders at an initial price of $0.25 per share until our shares are quoted on the OTCBB, or listed for trading or quoted on any other public market, and thereafter at prevailing market prices or privately negotiated prices.

The Company has decided to reduce the size of the offering by decreasing the number of registered shares offered by Amy K. Willis, Stacy Bagley, Christopher D. Phillips, Mario Scarpa, Jess Tucker, and Natalie Collins. The Company will deregister 700,000 shares of common stock registered in Amy K. Willis’s name which remain unsold, thereby bringing the total number of shares of common stock to be registered in Ms. Willis’s name to 100,000. The Company will deregister 850,000 shares of common stock registered in Stacy Bagley’s name which remain unsold, thereby bringing the total number of shares of common stock to be registered in Ms. Bagley’s name to 100,000. The Company will deregister 900,000 shares of common stock registered in Christopher D. Phillips’s name which remain unsold, thereby bringing the total number of shares of common stock to be registered in Mr. Phillips’s name to 100,000. The Company will deregister 550,000 shares of common stock registered in Mario Scarpa’s name which remain unsold, thereby bringing the total number of shares of common stock to be registered in Mr. Scarpa’s name to 100,000. The Company will deregister 650,000 shares of common stock registered in Jess Tucker’s name which remain unsold, thereby bringing the total number of shares of common stock to be registered in Mr. Tucker’s name to 100,000. The Company will deregister 750,000 shares of common stock registered in Natalie Collins’s name which remain unsold, thereby bringing the total number of shares of common stock to be registered in Ms. Collins’s name to 100,000.

The total number of shares registered will be reduced from 5,229,800 to 829,800.

In summary, this Post-Effective Amendment No. 1 deregisters the following:

a.	700,000 shares of common stock, registered in the name of Amy K. Willis; and

b.	850,000 shares of common stock, registered in the name of Stacy Bagley; and

c.	900,000 shares of common stock, registered in the name of Christopher D. Phillips; and

d.	550,000 shares of common stock, registered in the name of Mario Scarpa; and

e.	650,000 shares of common stock, registered in the name of Jess Tucker; and

f.	750,000 shares of common stock, registered in the name of Natalie Collins,

all of which remain unsold.

The sections to be changed in the Table of Selling Stockholders are presented below; the Table of Selling Stockholders is not reproduced in its entirety. In addition, footnotes which have been either edited or which are necessary for an understanding of the Table have been included.

TABLE OF SELLING STOCKHOLDERS

	Securities Owned By Selling Stockholders Prior to Offering (1, 2)		Securities Being Offered By Selling Stockholders		Securities Beneficially Owned By Selling Stockholders After the Offering (3)
Name of Selling Stockholder	Common Stock (direct ownership)(a)	Common Stock issuable upon conversion or exercise of derivative securities (indirect ownership)(b)	Common Stock (direct ownership)(c)	Common Stock issuable upon conversion or exercise of derivative securities (indirect ownership)(d)	Common Stock to be Beneficially Owned After Offering (e)	Percentage Assuming All Shares Offered are Sold (3) (f)
Amy K. Willis	800,000	—	100,000	—	700,000	2.8%
Stacy Bagley	950,000	—	100,000	—	850,000	3.4%
Christopher D. Phillips(6)	1,000,000	—	100,000	—	900,000	3.6%
Mario Scarpa	650,000	—	100,000	—	550,000	2.2%
Jess Tucker(6)	750,000	—	100,000	—	650,000	2.6%
Natalie Collins	850,000	—	100,000	—	750,000	3.0%
TOTAL SHARES	5,229,800	—	829,800	—	4,400,000	17.4%

*	Less than 1%

(1)	The number of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the Selling Stockholder has sole or shared voting power or investment power and also any shares as to which the Selling Stockholder has the right to acquire within sixty (60) days.

(2)	The percentage of beneficial ownership reported in the table is based upon 25,229,800 shares of our common stock which were outstanding on February 9, 2007.

(3)	Assumes all shares registered on this prospectus are sold.

(6)	Robert W. Christian, Jr., Joy Melton, Robert W. Christian, Sr., Christopher D. Phillips, and Bruce Jordan are affiliates of Midtown Partners & Co., LLC, a licensed broker-dealer. Jess Tucker is an affiliate of James I. Black & Co., a licensed broker-dealer. Each of these individuals has certified to the Company that: (i) the above securities were purchased in the ordinary course of business and (ii) at the time of the purchase of the securities, there was no agreement or understanding, directly or indirectly, with any person to distribute the securities.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and has authorized this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized in the City of Tampa, State of Florida, on February 9, 2007.

EXPEDITION LEASING, INC.

By	/s/ Jerry Keller
Jerry Keller President (Principal Executive Officer), Secretary and Treasurer (Principal Accounting and Financial Officer)

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

By:	/s/ Jerry Keller
Name:	Jerry Keller
Title:	President (Principal Executive Officer), Secretary, Treasurer (Principal Accounting and Financial Officer), and sole member of the Board of Directors

Date: February 9, 2007